                                                                   EXHIBIT 10.54

May 30, 1997

Mr. Lawrence Ceraulo
Certex Dental Studio
2001 N. State Road 7
No. A1
Margate, FL 33063

     Re:  MASON DENTAL SOUTHEAST, INC. ("MASON SOUTHEAST")
            RENAISSANCE DENTAL STUDIO ("RENAISSANCE")

Dear Mr. Ceraulo:

     The following represents the terms and conditions upon which, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (i) Mason Southeast will sell all of the assets of Mason Southeast to Mr. Lawrence Ceraulo d/b/a Certex Dental Studio (collectively, "Certex"), and (ii) Certex will assume any and all rights and obligations regarding Renaissance from Mason Dental Midwest, Inc. ("Mason Midwest").

        1. Mason Southeast Assets. All tangible and intangible assets of Mason Southeast presently located at the Mason Southeast laboratory facility including, but not limited to, equipment, supplies, inventory, customer lists, records, insurance contracts, employment agreements, furniture and fixtures, all as a going concern ("Mason Southeast Assets"), will be sold to Certex by Mason Southeast in accordance with the terms and conditions contained in this agreement. All of the Mason Southeast Assets shall be sold free and clear of all liens, claims and encumbrances. The parties agree and acknowledge that the Mason Southeast Assets will not include: (i) cash on hand at closing, (ii) accounts receivable outstanding as of the date of closing, (iii) M&J deposit in the amount of $10,000.00, (iii) that certain Ford Escort automobile presently owned by Mason Southeast, (iv) prepaid insurance in the amount of $2,712.00, and (v) any and all assets associated with Renaissance, which are being transferred as specified in Paragraph 3 hereof.

        2. Mason Southeast Liabilities. Mason Southeast is being sold to
Certex as an ongoing business, and it is anticipated that, except as specified herein, Certex is assuming any ongoing liabilities of Mason Southeast. Provided, however, that Certex is specifically not assuming the following liabilities: (i) outstanding Mason Southeast accounts payable incurred prior to the closing date, and (ii) that certain FMC Note in the amount of $8,010.00.

        3. Renaissance Assignment and Assumption. Mason Midwest shall assign to Certex, and Certex would assume, any and all rights and ongoing obligations relating to Renaissance including, without limitation, those outlined in (i) Agreement of Purchase and Sale dated as of August 29, 1996 between Gerald
L. Kunze ("Kunze") and Mason Midwest, (ii) Employment Agreement dated as of September 5, 1996 betweens Kunze and Mason Midwest, (iii) Security Agreement dated as of September 5, 1996 between Kunze and Mason Midwest, and (iv)

Promissory Note in the initial principal amount of $21,626.76 executed by Mason Midwest in favor of Kunze and dated September 5, 1996 (collectively, the "Renaissance Agreements").

        4. Purchase Price. The purchase price for the Mason Southeast Assets would be $92,096.00, increased by the agreed value of the supplies being transferred, payable in readily available bank funds at closing; provided, however, that at the sole option of Mason Southeast, Mason Southeast may elect to allow Certex to pay the full amount of the purchase price in the form of a Forty-Five (45) day secured note in form and substance acceptable to Mason Southeast. The purchase price with respect to Renaissance would be the assumption of the Promissory Note included within the Renaissance Agreements.

        5. Accounts Receivable. Mason Southeast and Renaissance accounts receivable for work/services rendered in the ordinary course of business prior to the date of closing would be the property of, and would accrue to the benefit of, Mason Southeast. Mason Southeast and Renaissance accounts receivable for work/services rendered in the ordinary course of business after the date of closing would be the property of, and would accrue to the benefit of, Certex.

        6. Work in Progress. Mason Southeast and Renaissance work in progress created in the ordinary course of business prior to the date of closing would be the property of, and would accrue to the benefit of, Mason Southeast.

        7. Liabilities. Mason Southeast and Renaissance accounts payable incurred in the ordinary course of business prior to the date of closing would be the responsibility of Mason Southeast. Any and all liabilities incurred post-closing in connection with the ongoing operation of Mason Southeast and Renaissance including, without limitation, the employment and payment of benefits (including, without limitation, any accrued vacation time) to the individuals listed on Exhibit A attached hereto and incorporated herein (collectively, the "Mason Southeast and Renaissance Employees"), shall be solely Certex's responsibility.

        8. Ongoing Contractual Relationship. Certex agrees that, for a period of three (3) years from the closing date, it shall, at the sole option of the Florida Dental Team, P.A., continue to provide dental laboratory services as may be required to members of The Florida Dental Team, P.A. at the same price and on the same terms as are presently provided by Mason Southeast and/or Renaissance to The Florida Dental Team, P.A. The parties acknowledge that it is essential that Certex be able to meet all volume and quality requirements of The Florida Dental Team, P.A., and Certex represents and warrants that Certex will be able to meet or exceed such requirements. The parties further acknowledge that this agreement was an essential inducement for Mason Southeast to enter into this agreement with Certex, and the parties agree that Mason Southeast, and/or The Florida Dental Team, P.A., shall be entitled to injunctive relief, in addition to any suit for damages, in the event that Certex violates this agreement.

        9. Certain Taxes. Mason Southeast would pay current as of the date of closing, all state and federal payroll taxes relating to Mason Southeast and Renaissance, including but not limited to, Medicare, unemployment, and Social Security on the Mason Southeast and Renaissance Employees.

        In addition, both parties acknowledge that it may be necessary for a consolidated income tax return to be filed regarding Mason Southeast for the year in which the closing occurs, and both parties agree to cooperate in this regard.

        10. Fringe Benefits; Insurance. Mason Southeast would pay current through the date of closing (i) all accrued but unpaid 401(k) deposits for all the Mason Southeast and Renaissance Employees, (ii) all health insurance premiums for all of the Mason Southeast and Renaissance Employees, (iii) all payments due to third party health care providers regarding the Mason Southeast and Renaissance Employees, and (iv) all insurance premiums for worker's compensation insurance (if any) relating to the Mason Southeast and Renaissance Employees.

        11. Building Leases. All amounts due under the building leases currently in existence for Mason Southeast and Renaissance would be paid current through the date of closing. The parties acknowledge that, at present, no amounts are due from Mason Southeast in this regard other than currently pending monthly lease payments. Post closing, all responsibilities under such leases would be the sole responsibility of Certex. The parties agree to use their very best efforts to obtain the consent of the landlord for the assignment and assumption of that certain Lease Agreement dated February 26, 1993 regarding the Pompano Square Dental Lab location; provided, however, that, in the event that such consent is delayed or otherwise not obtained, the parties shall enter into a pass-through arrangement whereby Certex shall be solely responsible for any and all obligations pursuant to such Lease Agreement.

        12. Record Keeping. Certex would agree to maintain in the ordinary course of business all prior business records of Mason Southeast and Renaissance and to provide reasonable access to such records to Mason Southeast and Mason Southeast's agents.

        13. Closing Date. The closing date for the transactions set forth in this letter agreement shall be as of June 1, 1997.

        14. Documentation. This Agreement is entirely subject to the approval of the Board of Directors of Mason Southeast and Mason Midwest, but otherwise constitutes a legally binding obligation on the parties hereto without the need for any additional documentation; provided, however, that the parties mutually agree to enter into any other documentation which may be deemed reasonably necessary by counsel solely in order to properly effectuate the transactions contemplated herein. All parties shall bear their own costs in this regard, including those of legal counsel.

        If these terms are acceptable to you, please indicate your acceptance by initialling each page, signing this letter below and returning it to us via telecopy and overnight mail. This letter agreement may be signed in individual counterparts, each of which together shall constitute a legal, valid and binding agreement among the parties.

Sincerely,

MASON DENTAL SOUTHEAST, INC.


___________________________
Gary A. Lockwood, President


MASON DENTAL MIDWEST, INC.


___________________________
Gary A. Lockwood, President



AGREED AND ACCEPTED:



_______________________________
Lawrence Ceraulo, individually
and d/b/a Certex Dental Studio